Exhibit 99.(d)(9)(ii)

Schedule A
to the
Sub-Advisory Agreement
between
Brinker Capital Investments
and
DoubleLine Capital LP
As of September 24, 2020, as amended October 1, 2023

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Core Fixed Income Fund	Total Return Tactical	[*****] [*****]
Destinations Low Duration Fixed Income Fund	Low Duration	[*****] [*****]
Destinations Global Fixed Income Opportunities Fund	Low Duration Emerging Markets	[*****] [*****]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC D.B.A BRINKER CAPITAL INVESTMENT

By:	/s/ Kylee Beach
Name: Kylee Beach

Title: General Counsel & Secretary

THE SUB-ADVISER:

DOUBLELINE CAPITAL LP

By:	/s/ Henry Chase

Name: Henry Chase

Title: Authorized Signer

Schedule A